Issuer Free Writing Prospectus Dated December 5, 2006

Filed Pursuant to Rule 433

Relating to Prospectus Supplement Dated December 1, 2006

Registration Statement No. 333-138516

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-610-660-7817.

SUPPLEMENT NO. 1 TO THE ISSUE PROSPECTUS

OF CENTRAL EUROPEAN DISTRIBUTION CORPORATION

APPROVED BY THE DECISION OF

FINANCIAL SUPERVISION COMMISSION NUMBER PW/DIF/E/4100/65/506/U/2006

DATED 1 DECEMBER 2006

The following amendments are made to the Prospectus:

1.	On page 104 of the Prospectus, in chapter “Terms and Conditions of the Offering and Plan of Distribution”, part “Timetable of this Offering” the table with dates is replaced by the following provisions:

The timetable below lists key planned dates relating to this offering and may be adjusted by us. Should we decide to adjust the dates set out in the timetable, we will prepare a supplement to this prospectus as required under the Polish Act on Public Offering and publish it in the same manner as this prospectus was publicized in Poland. In addition, any such supplement that we publish in Poland will be filed with the U.S. SEC in accordance with U.S. securities laws. See “Supplements to the Prospectus”.

Subscription and book-building period (*)	from December 5, 2006 to December 12, 2006

Pricing date and announcement of the offer price and final number of offer shares to be allotted	not later than 6:00 a.m. New York time (12:00 noon Warsaw time) on December 13, 2006

Allotment date	not later than December 13, 2006

Settlement date (**)	December 15, 2006

Listing date of all our shares (including the offered shares) on the main market of the WSE	on or about December 20, 2006

(*)	Subscriptions from institutional investors will be accepted on December 12, 2006 until 5:00 p.m. New York time (11:00 p.m. Warsaw time). Bookbuilding will finish at the same time. Subscriptions from retail investors will be accepted on December 12, 2006 until 11:00 a.m. New York time (5:00 p.m. Warsaw time).
(**)	Settlement date denotes the date for payment by institutional investors for and issuance by us of shares offered in this offering

2.	On Page 105 of the Prospectus in chapter “Terms and Conditions of the Offering and Plan of Distribution”, part “Determination of the Offer Price” third paragraph is being replaced by the following provisions:

“We will publicize the offering price upon its determination in the same manner as this prospectus was publicized in Poland however no later than on 6:00 a.m. New York time (12:00 noon Warsaw time) on December 13, 2006. In addition, we will disclose this information in accordance with the art. 54 Clause 3 of the Polish Act on Public Offering and file pricing information with the U.S. SEC in accordance with U.S. securities laws. See “Supplements to the Prospectus”.

3.	On Page 106 of the Prospectus in chapter “Terms and Conditions of the Offering and Plan of Distribution”, part “Subscription and Payment of the Offer Price” third paragraph is being replaced by the following provisions:

“All investors have the right to place multiple subscriptions (also at various price levels). All orders may be modified until the end of the subscription period and may be withdrawn until 7.00 a.m. New York time (1:00 p.m. Warsaw time) on December 13, 2006 in the same way as they were placed.”